Exhibit 2.3

EXHIBIT B

TRADEMARK ASSIGNMENT

This Trademark Assignment (the “Assignment”) is made as of October ___, 2002, by Clarus Corporation, a Delaware corporation (Assignor”), in favor of Epicor Software Corporation, a Delaware corporation (“Assignee”).

RECITALS

WHEREAS, Assignor is the sole and exclusive owner of the entire right, title and interest in, to and under the United States trademark registration and application listed in Appendix A attached hereto, including any common law trademark rights therefor (the “Marks”); and

WHEREAS, Assignor and Assignee have entered into an Asset Purchase Agreement dated October ___, 2002 (the “Agreement”), under which Assignor agreed to assign to Assignee all of Assignor’s right, title and interest in and to the Marks, together with the goodwill associated therewith.

NOW, THEREFORE, for good and valuable consideration paid by Assignee to Assignor, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby sell, assign, transfer and set over to Assignee, Assignor’s entire right, title and interest in and to the Marks, together with the goodwill of the Marks, for the United States and for all foreign countries, including any renewals or extensions thereof that are or may be secured under the laws of the United States or foreign countries now or hereafter in effect and including the subject matter of all claims which may be obtained therefrom for its own use and enjoyment, and for the use and enjoyment of its successors, assigns or other legal representatives, as fully and entirely as the same would have been held and enjoyed by Assignor if this Assignment and sale had not been made; together with all income, royalties or payments due or payable as of the effective date of this Assignment or thereafter, including all claims for damages by reason of past, present or future infringement or other unauthorized use, with the right to sue for, and collect the same for its own use and enjoyment, and for the use and enjoyment of its successors, assigns, or other legal representatives.

This Assignment is deemed to be executed and delivered within the State of Georgia, and it is the intention of the parties that it shall be construed, interpreted and applied in accordance with the laws of the State of Georgia without regard to its conflicts of law principles.

[SIGNATURES ON FOLLOWING PAGE]

(SIGNATURE PAGE TO TRADEMARK ASSIGNMENT)

IN WITNESS WHEREOF, Assignor has duly executed this Assignment on this ____ day of October, 2002.

CLARUS CORPORATION

By: _________________________________
Name:
Title:

STATE OF _______________________________	)
) SS.:
COUNTY OF _____________________________	)

On __________________ before me, _________________________, Notary Public in and for said State, personally appeared ____________________, proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

WITNESS my hand and official seal.

________________________________________
SIGNATURE OF NOTARY PUBLIC

APPENDIX A

MARKS

Mark	Country/ Location	Registration Number	Registration Date	Application Number	Application Date